LOAN EXTENSION AGREEMENT

This Loan Extension and Modification Agreement (the “Agreement”) is dated as of this 31th day of July, 2017, by and between Interlink Plus, Inc., a Nevada corporation (the “Company”) and Desert Skyline Resources, LLC (“DSR”).

Terms not otherwise defined herein shall have the meaning ascribed to such terms in the 10% Convertible Promissory Note dated April 25, 2016 in the principal amount of $5,000 (the “April Note”) (the “Note”).

WITNESSETH:

WHEREAS, the Borrower obtained a loan from DSR in the principal amount of $5,000 (the “Loan”);

WHEREAS, the Loan is evidenced by the Note.

WHEREAS, the April Note matured on April 25, 2017;

WHEREAS, the Loan with interest amounted to $500 as of the Maturity Date;

WHEREAS, the Company seeks DSR’s consent to modify and extend the Maturity Date to the date specified hereinafter and, in consideration thereof, the Company and DSR have agreed to modify certain terms of the Notes as more fully set forth herein.

NOW, THEREFORE, for valuable consideration, including $10, the receipt and sufficiency of which are hereby acknowledged the Company and DSR agree as follows:

1. Extensions. The Note is amended to extend the Maturity Date from April 25, 2017 to July 31, 2018.

2. Loan Extension Agreement. It is the intention and understanding of the parties hereto that this Agreement shall act as an extension of the Note and that this Agreement shall not act as a novation of such Note.

3. Except as specifically amended hereby, the parties hereto acknowledge and confirm that the Notes remain in full force and effect and enforceable in accordance with their terms.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be signed as of the date first written above.

DESERT SKYLINE RESOURCES, LLC

By: /s/ Steven Lane

Title: Steven Lane, Manager

INTERLINK PLUS, INC.

By: /s/ Duan Fu

Title: Duan Fu, CEO